UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 6, 2006
Date of Report (Date of earliest event reported)

Global Developments Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	98-0453932
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Suite 510 - 999 West Hastings Vancouver, B.C.
V6C 2W2
(Address of principal executive offices)	(Zip Code)

604-685-7552
Issuer's telephone number

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 8.01   OTHER EVENTS

The attached announcement was released to the news media on December 6, 2006.

GLOBAL INVESTMENT UPDATE: Bio Life Remedies Announces New Product

Vancouver, December 6, 2006 - Global Developments, Inc. (PINKSHEETS: GBDP), a publicly traded venture capital company, is pleased to provide the following update with respect to Bio Life Remedies Inc, a manufacturer of heath care products based on traditional Chinese medicine, in which Global holds an equity stake.

VANCOUVER, BC - December 06, 2006 - Bio Life Remedies, Inc. a manufacturer of health care products based on traditional Chinese medicine, is pleased to provide the following update.

The company plans to produce a new herbal supplements derived from a Traditional Chinese Medicinal formula that has been used for centuries in China to treat Cholesterol. The market for such a product is in huge demand internationally. This supplement is developed to effectively treat high cholesterol without making the patients blood pressure climb and most importantly protects the heart. We are currently working on manufacturing/branding of this new product. The Company plans to launch this product in March 2007.

About Bio Life Remedies, Inc

BIO LIFE REMEDIES, INC. combines Traditional Chinese Medicine and Western academic research and development practices with the newest scientific technology to produce effective medical and health-care products to combat serious diseases. The Bio Life Group has developed 108 master medical formulas to treat various diseases including diabetes, prostateria, osteoporosis, cerebrovascular disease, cardiac vascular disease, hypertension, menopausal syndrome, and sexual disorders in men and women.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Global Developments Inc.

Date: December 6, 2006	By:	/s/ John D. Briner
President